FIRST COMMONWEALTH FINANCIAL CORPORATION AND SUBSIDIARIES

Exhibit 16.1 Change in Certifying Accountant

March 21, 2003

Securities and Exchange Commission
Mail Stop 11-3
450 5th Street N.W.
Washington, DC 20549

Dear Sirs/Madams:

We have read Item 9 of First Commonwealth Financial Corporation’s Form 10-K filed on March 21, 2003, and have the following comments:

1.   We agree with the statement made in the last sentence of the first paragraph and with the statements in the second, third and fourth paragraphs therein.

2.   We have no basis on which to agree or disagree with the other statements made in the first paragraph.

Yours truly,

/S/Deloitte & Touche LLP

Pittsburgh, Pennsylvania

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